                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             HALSEY DRUG CO., INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                             HALSEY PHARMACEUTICALS
                           695 NORTH PERRYVILLE ROAD
                             CRIMSON BUILDING NO. 2
                            ROCKFORD, ILLINOIS 61107

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     Notice is hereby given that the 2001 Annual Meeting of Shareholders (the "Meeting") of Halsey Drug Co., Inc., a New York corporation, doing business as Halsey Pharmaceuticals (the "Company"), will be held at the Newark Airport Marriott Hotel, Newark International Airport, Newark, New Jersey 07114 on Thursday, June 14, 2001 at 10:00 a.m., Eastern Time, for the purposes listed below:

     1. To elect ten directors to the Board of Directors who shall serve until the 2002 Annual Meeting of Shareholders, or until their successors have been elected and qualified;

     2. To adopt an amendment to the Company's 1998 Stock Option Plan to increase the number of shares available for grant under the Plan;

     3. To ratify the appointment of Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2001; and

     4. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on May 4, 2001 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

     For a period of 10 days prior to the Meeting, a shareholders list will be kept at the Company's principal office and shall be available for inspection by shareholders during normal business hours. A shareholders list shall also be present and available for inspection at the Meeting.

     Your attention is directed to the accompanying Proxy Statement for the text of the resolutions to be proposed at the Meeting and further information regarding each proposal to be made.

     SHAREHOLDERS UNABLE TO ATTEND THE MEETING ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU WISH.

                                          By Order of the Board of Directors

                                          MICHAEL K. REICHER
                                          Chairman and Chief Executive Officer

May 7, 2001
Rockford, Illinois

                             HALSEY PHARMACEUTICALS
                           695 NORTH PERRYVILLE ROAD
                             CRIMSON BUILDING NO. 2
                            ROCKFORD, ILLINOIS 61107

                                PROXY STATEMENT

                      2001 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Halsey Drug Co., Inc., doing business as Halsey Pharmaceuticals (the "Company") of proxies in the accompanying form, to be voted at the 2001 Annual Meeting of Shareholders of the Company (the "Meeting") to be held on Thursday, June 14, 2001, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the form of proxy were first mailed to shareholders on or about May 7, 2001.

     The close of business on May 4, 2001 has been fixed as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting. On the Record Date, the Company's outstanding voting securities consisted of 49,493,398 shares of common stock, $.01 par value per share (the "Common Stock"), which is comprised of 14,995,932 shares of Common Stock issued and outstanding and 34,497,466 shares of Common Stock underlying the Company's issued and outstanding 5% convertible senior secured debentures (the "Debentures") for which the debentureholders are entitled to vote on shareholder matters on an as-converted basis. Under the New York Business Corporation Law and the Company's Certificate of Incorporation and Bylaws, each stockholder will be entitled to one vote for each share of Common Stock held at the Record Date, and each debentureholder will be entitled to one vote for each share of Common Stock into which such debentureholder's Debentures are convertible at the Record Date, for all matters, including the election of directors. The required quorum for the transaction of business at the Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock and holders of Debentures issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the Meeting for the purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting (the "Votes Cast") with respect to such matter. Abstentions will have the same effect as voting against a proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Thus a broker non-vote will not effect the outcome of the voting on a proposal. Holders of Common Stock have no cumulative voting rights in the election of directors.

                               TABLE OF CONTENTS

ITEM                                                                      PAGE
----                                                                      ----
Voting of Proxies.......................................................    3
The Board of Directors..................................................    3
Proposal 1  - Election of Directors.....................................    4
            - Executive Officers........................................    6
Compensation of Executive Officers and Directors........................    8
Summary Compensation Table..............................................    8
            - Other Compensatory Arrangements...........................    8
            - Employment Agreements.....................................    8
            - Compensation of Directors.................................    9
            - Stock Option Plans........................................    9
Option Grants in 2000...................................................   11
Aggregate Option Exercises in Last Fiscal Year and Fiscal Year End
  Option Values.........................................................   11
Compensation Committee Interlocks and Insider Participation.............   11
Section 16(a) Beneficial Ownership Reporting Compliance.................   12
Report of the Compensation Committee on Executive Compensation..........   12
Executive Compensation Philosophy.......................................   12
Components of Executive Compensation Program............................   13
Performance Graph.......................................................   14
Certain Relationships and Related Transactions..........................   15
            - Vote Required.............................................   16
            - Recommendation of the Board of Directors..................   17
            - Approval of the Amendment to the Company's 1998 Stock
Proposal 2  Option Plan.................................................   17
            - Administration............................................   17
            - Shares Subject to the 1998 Plan...........................   18
            - Eligibility...............................................   18
            - Exercise Price of Options.................................   18
            - Terms.....................................................   18
            - Exercise of Options.......................................   19
            - Federal Income Tax Consequences Relating to Incentive
            Stock Options...............................................   19
            - Federal Income Tax Consequences Relating to Non-Qualified
            Stock Options...............................................   20
            - Previously Granted Options................................   20
            - Amendments and Discontinuance of the 1998 Plan............   21
            - Vote Required.............................................   21
            - Recommendation of the Board of Directors..................   21
            - Ratification of Appointment of Independent Certified
Proposal 3  Public Accountants..........................................   21
            - Audit Fees................................................   21
            - Financial Information Systems Design and Implementation
            Fees........................................................   21
            - All Other Fees............................................   22
            - Audit Committee Report....................................   22
            - Recommendation of the Board of Directors..................   22
Security Ownership of Certain Beneficial Owners and Management..........   22
General.................................................................   24
Shareholder Proposals for 2002 Annual Meeting...........................   25
Appendix A - Charter of Audit Committee.................................  A-1
Appendix B - Amended 1998 Stock Option Plan.............................  B-1

                               VOTING OF PROXIES

     Proxies may be revoked by shareholders at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company or by voting in person at the Meeting.

     If the enclosed proxy is properly signed, dated and returned, the Common Stock represented thereby will be voted at the Meeting and will be voted in accordance with the specifications made thereon. IF NO INSTRUCTIONS ARE INDICATED, THE COMMON STOCK REPRESENTED THEREBY WILL BE VOTED (i) FOR the election of Directors, (ii) FOR the adoption of the amendment to the Company's 1998 Stock Option Plan and (iii) FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2001.

                             THE BOARD OF DIRECTORS

     During the year ended December 31, 2000, the Board of Directors held seven meetings. None of the Company's Board members attended less than 75% of the Board meetings held during 2000.

BOARD COMMITTEES

     During 2000, the Company had an Audit Committee, a Compensation Committee, a Stock Option Committee, an Executive Committee, a Technology Committee and a Business Development Committee of the Board of Directors.

     The Audit Committee is composed of Messrs. Alan J. Smith, William A. Sumner and Bruce F. Wesson. The Audit Committee is responsible for nominating the Company's independent auditors, approving the audit fee payable to the auditors, working with independent auditors and internal auditing staff of the Company and other corporate officials, reviewing the scope and results of the audit by, and the recommendations of, the Company's independent auditors, approving the services provided by the auditors, reviewing the financial statements of the Company and reporting on the results of the audits to the Board, reviewing the Company's insurance coverage, financial controls and filings with the Securities and Exchange Commission, including, meeting quarterly prior to the filing of the Company's quarterly and annual reports containing financial statements filed with the Securities and Exchange Commission, and submitting to the Board its recommendations relating to the Company's financial reporting, accounting practices and policies and financial, accounting and operational controls. The Audit Committee met four times in 2000. A report of the Audit Committee is also contained under Proposal 3 in this Proxy Statement. In June 2000, the Board of Directors adopted an Audit Committee Charter which is attached as Appendix A to this Proxy Statement.

     Based on the factors provided in Section 121(A) of the American Stock Exchange Listing Standards, the Company has determined that each of Messrs. Smith and Sumner are deemed independent members of the Audit Committee. While Mr. Wesson does not satisfy the standards for independence set forth in the American Stock Exchange Listing Standards in view of bridge loans made by Galen Partners III, L.P. during fiscal 2000, of which Mr. Wesson is a general partner, the Board believes that Mr. Wesson is able to exercise independent judgment in the performance of his duties on the Audit Committee.

     The Company's Compensation Committee, composed of Messrs. Bruce F. Wesson, Srini Conjeevaram, William Skelly and Michael K. Reicher, is responsible for consulting with and making recommendations to the Board of Directors about executive compensation arrangements and the compensation of employees. See "Compensation of Executive Officers and Directors -- Report of the Compensation Committee on Executive Compensation." The Compensation Committee met twice in 2000.

     The Stock Option Committee, composed of Messrs. William Skelly, William A. Sumner and Alan J. Smith, is responsible for reviewing Management's recommendations as to employee option grants and to grant options under the Company's Stock Option Plans to employees, directors and consultants. The Stock Option Committee met once in 2000.

     The Executive Committee, composed of Messrs. Srini Conjeevaram, Joel D. Liffmann, Bruce F. Wesson, Michael K. Reicher, William Skelly, Gerald F. Price and Peter A. Clemens, is responsible for acting on behalf of the Board of Directors in lieu of a full Board meeting on such matters that are not of the type required to be considered by the full Board of Directors and to advise the Board as to the issues and matters under review by the Executive Committee at the meetings of the Board of Directors. The Executive Committee met four times in 2000.

     The Technology Committee, composed of Messrs. Alan J. Smith and Michael K. Reicher, is responsible for addressing and reviewing regulatory oversight of the Company's operations, including compliance with applicable DEA and FDA regulations, compliance with state agency and regulatory requirements, compliance with Medicare reimbursement requirements and to consult with the Board regarding current and future compliance with applicable federal and state regulations, including current Good Manufacturing Practice regulations. The Technology Committee met once in 2000.

     The Business Development Committee, composed of Messrs. Alan J. Smith, William A. Sumner, Srini Conjeevaram, Joel D. Liffmann, Zubeen Shroff, Gerald F. Price and Peter A. Clemens, is responsible for the identification, assessment and review of possible joint ventures and other strategic alliances involving the Company and third parties and to report to the Board of Directors regarding such transactions. The Business Development Committee met once in 2000.

     The Company does not have a standing nominating committee.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     At the Meeting, ten individuals will be elected to serve as Directors until the next annual meeting, and until their successors are elected and qualified. During the fiscal year ended December 31, 2000, the Company's Board of Directors consisted of each of the nominees to the Board described below.

     Unless a shareholder WITHHOLDS AUTHORITY, a properly signed and dated proxy will be voted FOR the election of the persons named below, unless the proxy contains contrary instructions. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a Director. However, in the event any nominee is not a candidate or is unable or unwilling to serve as a Director at the time of the election, unless the shareholder withholds authority from voting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill such vacancy.

     The Company's Certificate of Incorporation provides for a maximum of eleven directors. Any appointees to fill the current one vacancy on the Company's Board of Directors may be filled by a vote of a majority of directors in office. Such appointee would continue in office until the next annual meeting of shareholders following such appointment. The Board of Directors has not identified any person that it currently intends to nominate to fill such vacancy.

     The name and age of each of the ten nominees, his principal occupation and the period during which such person has served as a Director are set out below.

                                                                                       DIRECTOR
NAME OF NOMINEE                        AGE          POSITION WITH THE COMPANY           SINCE
---------------                        ---          -------------------------          --------
Michael K. Reicher(3)(4)(5)..........  54     Chairman of the Board of Directors         1998
                                              and Chief Executive Officer
Gerald F. Price(4)(6)................  53     President and Chief Operating Officer      2000
                                              and Director
Peter A. Clemens(4)(6)...............  48     Vice President, Chief Financial            1998
                                              Officer and Director
Bruce F. Wesson(2)(3)(4).............  58     Director                                   1998
Alan J. Smith(1)(2)(5)(6)............  71     Director                                   1995
William A. Sumner(1)(2)(6)...........  63     Director                                   1997
William Skelly(1)(3)(4)..............  50     Director                                   1996
Srini Conjeevaram(3)(4)(6)...........  42     Director                                   1998

                                                                                       DIRECTOR
NAME OF NOMINEE                        AGE          POSITION WITH THE COMPANY           SINCE
---------------                        ---          -------------------------          --------
Zubeen Shroff(6).....................  36     Director                                   1998
Joel D. Liffmann(4)(6)...............  40     Director                                   1999

---------------
(1) Member of Stock Option Committee

(2) Member of Audit Committee

(3) Member of Compensation Committee

(4) Member of Executive Committee

(5) Member of Technology Committee

(6) Member of Business Development Committee

     MICHAEL K. REICHER has been Chairman of the Board of Directors since June 29, 2000 and Chief Executive Officer and a Director of the Company since February 19, 1998. In 1980, Mr. Reicher founded UDL Laboratories, Inc., a manufacturer of human generic pharmaceuticals, and served as its President through February 1998. In February 1996, UDL Laboratories, Inc. was purchased by Mylan Laboratories, Inc., and Mr. Reicher remained in the office of President until joining the Company in February 1998.

     GERALD F. PRICE has been President and Chief Operating Officer since December 14, 2000 and Vice President and Chief Operating Officer and a Director of the Company since August 15, 2000. From 1990 until joining the Company, Mr. Price was employed by Barr Laboratories, Inc., a generic pharmaceutical company, as Vice President, Manufacturing and Engineering and then as Vice President of Business Development. Prior to 1990, Mr. Price served for five years as Vice President of Manufacturing for the Lancome Division of L'Oreal of Paris.

     PETER A. CLEMENS has been the Vice President and Chief Financial Officer of the Company since February 1998 and a Director of the Company since June 1998. From February, 1988 until joining the Company, Mr. Clemens was employed by TC Manufacturing Co., Inc. ("TC") which, through its various subsidiaries and divisions, manufactures generic pharmaceuticals, industrial coatings and flexible packaging. Mr. Clemens was TC's President from February, 1996 through February, 1998. Prior to that time, he held the position of Vice President and Chief Financial Officer.

     BRUCE F. WESSON has been a Director of the Company since March 1998. Mr. Wesson is President of Galen Associates, a health care venture firm, and a General Partner of Galen Partners III, L.P. Prior to January 1991, he was Senior Vice President and Managing Director of Smith Barney, Harris Upham & Co. Inc., an investment banking firm. He currently serves on the Boards of Witco Corporation, a publicly traded company, and several privately held companies. Mr. Wesson earned a degree from Colgate University and a Masters of Business Administration from Columbia University.

     SRINI CONJEEVARAM has been a Director of the Company since March 1998. Mr. Conjeevaram is Chief Financial Officer of Galen Associates, a health care venture firm, and a General Partner of Galen Partners III, L.P. Prior to January 1991, he was an Associate in Corporate Finance at Smith Barney, Harris Upham & Co. Inc. from 1989 to 1990 and a Senior Project Engineer for General Motors Corporation from 1982 to 1987. Mr. Conjeevaram serves as a Director of Derma Sciences, Inc., a publicly traded company. He earned a Bachelor of Science degree in Mechanical Engineering from Madras University, a Masters of Science degree in Mechanical Engineering from Stanford University, and a Masters of Business Administration from Indiana University.

     ALAN J. SMITH, PH.D. has been a Director of the Company since 1995. Since 1991, Dr. Smith has been a management consultant specializing in pharmaceutical quality management, quality control, quality assurance and auditing, the Food and Drug Administration's Current Good Manufacturing Practice regulations and technology training, documentary systems and stability programming. From 1985 to 1991, he was Corporate Director of Quality Affairs for Whitehall Laboratories, a Division of American Home Products Corporation. Dr. Smith holds B.Sc. and Ph.D. degrees from the University of London.

     WILLIAM A. SUMNER has been a Director of the Company since August 1997. From 1974 until his retirement in 1995, Mr. Sumner held various positions within Hoechst-Roussel Pharmaceuticals, Inc., a manufacturer and distributor of pharmaceutical products, including Vice-President and General Manager, Dermatology Division from 1991 through 1995, Vice President, Strategic Business Development, from 1989 to 1991 and Vice President, Marketing from 1985 to 1989. Since his retirement from Hoechst-Roussel Pharmaceuticals, Inc. in 1995, Mr. Sumner has acted as a consultant to various entities in the pharmaceutical field.

     WILLIAM SKELLY has been a Director of the Company since May 1996 and served as Chairman of the Company from October 1996 through June 2000. Since 1990, Mr. Skelly has served as Chairman, President and Chief Executive Officer of Central Biomedia, Inc. and its subsidiary SERA, Inc., companies involved in the animal health industry including veterinary biologicals and custom manufacturing of animal sera products. From 1985 to 1990, Mr. Skelly served as President of Martec Pharmaceutical, Inc., a distributor and manufacturer of human generic prescription pharmaceuticals.

     ZUBEEN SHROFF has been a Director of the Company since June 1998. Mr. Shroff is a General Partner of Galen Partners III, L.P. He joined Galen Associates, a health care venture firm, in January 1997 from The Wilkerson Group, a leading provider of management consulting services to the health care industry. Prior to The Wilkerson Group, he worked for Schering-Plough International from 1989 to 1993 in a variety of staff and line management positions and as head of Schering-Plough France's biotech franchise. Mr. Shroff received a Bachelor of Science in Biological Sciences from Boston University in 1986 and a Masters of Business Administration from The Wharton School in 1988.

     JOEL D. LIFFMANN has been a Director of the Company since 1999. Mr. Liffmann is a General Partner of Oracle Partners, L.P. Prior to joining Oracle Partners in 1996, Mr. Liffmann was Senior Vice President of Business Development at Merck-Medco, Inc. Prior to such time, Mr. Liffmann was Vice President/Business Development at Medco Containment Services and Vice President of Equity Research and later was Vice President of Corporate Finance at Drexel Burnham Lambert. Mr. Liffmann holds a degree from Boston University.

EXECUTIVE OFFICERS

     Michael K. Reicher, Chief Executive Officer.

     Gerald F. Price, President and Chief Operating Officer.

     Peter A. Clemens, Vice President and Chief Financial Officer.

     James Emigh has been Vice President -- Operations since February 2000. Mr. Emigh joined the Company in May, 1998 as Executive Director of Customer Relations. From 1991 until joining the Company, Mr. Emigh was employed by Organon, Inc., a pharmaceutical company, in various management positions and most recently as its Director of Managed Care and Trade Relations. Mr. Emigh holds a Bachelor of Pharmacy from Washington State University and a Masters of Business Administration from George Mason University. Age: 45.

     Phyllis A. Lambridis has been Vice President of Corporate Compliance since March 19, 2001. From 1998 until joining the Company, Ms. Lambridis was employed by Schein Pharmaceutical, Inc. (subsequently acquired by Watson Pharmaceuticals, Inc. in 2000) as its Director, Corporate Quality Standards, Policies & Systems. From 1987 to 1998 Ms. Lambridis was employed by Barr Laboratories, Inc. in a number of quality and regulatory positions, most recently as Director of Regulatory Compliance. Ms. Lambridis holds a Masters of Science in Bacteriology from Wagner College and a Bachelor of Arts in Microbiology from Rutgers College.
Age: 39.

     Carol Whitney has been Vice President of Administration since April 1998. From 1992 until joining the Company, Ms. Whitney served as Director of Human Resources for UDL Laboratories, Inc., a generic pharmaceutical manufacturer located in Rockford, Illinois. Age: 54.

     Robert Seiser has been Corporate Controller and Treasurer since March 1998. From 1992 until joining the Company, Mr. Seiser served as Treasurer and Corporate Controller of TC Manufacturing Co., Inc., a privately held company based in Evanston, Illinois. Mr. Seiser is a Certified Public Accountant and earned a B.B.A. degree from Loyola University of Chicago. Age: 37.

     The term of office of each person elected as a director will continue until the next annual meeting of shareholders and until such person's successor has been elected and qualified. Officers are appointed by the Board of Directors and serve at the discretion of the Board, although the employment of Michael K. Reicher, the Company's Chairman and Chief Executive Officer, and Peter A. Clemens, the Company's Vice President and Chief Financial Officer, are subject to the provisions of their respective Employment Agreements. See "Compensation of Executive Officers and Directors -- Employment Agreements."

     On March 10, 1998, the Company consummated a private offering of securities for an aggregate purchase price of $20.8 million (the "Galen Offering"). The terms of the Galen Offering provide that Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P., (collectively, "Galen") and each of the purchasers listed on the signature page to the purchase agreement (inclusive of Galen, collectively the "Galen Investor Group") has the right to designate for nomination three persons to be members of the Company's Board of Directors as of the Closing Date of the Offering. The Company's by-laws provide that the Board of Directors shall consist of not more than 11 members. Each of Bruce F. Wesson, Srini Conjeevaram and Zubeen Shroff are designees of the Galen Investor Group. The Company has agreed to nominate and appoint to the Board of Directors, subject to shareholder approval, three designees of the Galen Investor Group for so long as the Galen Debentures and Warrants remain outstanding.

     On May 26, 1999, the Company consummated a private offering of securities for an aggregate purchase price of up to approximately $22.8 million (the "Oracle Offering") with Oracle Strategic Partners, L.P. ("Oracle") and certain existing shareholders of the Company (the "Oracle Investor Group"). The terms of the Oracle Offering provide, among other things, that the holders of a majority in the principal amount of the securities issued in the Oracle Offering will have the right to designate for nomination one person to be a member of the Company's Board of Directors, subject to shareholder approval, for so long as the securities issued by the Company in the Oracle Offering remain outstanding. Mr. Liffmann is the designee of the Oracle Investor Group.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

     The following table sets forth a summary of the compensation paid by the Company for services rendered in all capacities to the Company during the fiscal years ended December 31, 2000, 1999 and 1998 to the Company's Chief Executive Officer and each of the Company's executive officers (the "named executive officers") whose total annual compensation for 2000 exceeded $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                            LONG TERM COMPENSATION
                                                                          --------------------------
                                        ANNUAL COMPENSATION               SECURITIES
                             -----------------------------------------    UNDERLYING
                                                          OTHER ANNUAL      STOCK        ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR     SALARY     BONUS    COMPENSATION     OPTIONS      COMPENSATION
---------------------------  ----    --------    -----    ------------    ----------    ------------
Michael K. Reicher(1).....   2000    $175,000      0          $ --          225,000         $ --
  Chairman and Chief         1999     175,000      0            --          100,000           --
  Executive Officer          1998     146,057      0            --        1,000,000           --
Gerald F. Price(2)........   2000    $ 49,846      0          $ --          850,000         $ --
  President and Chief
  Operating Officer
Peter A. Clemens(1).......   2000    $140,000      0          $ --          225,000         $ --
  Vice President and Chief   1999     140,000      0            --          100,000           --
  Financial Officer          1998     116,846      0            --          300,000           --
Jeryl Driggin Rubin(3)....   2000    $150,000      0          $ --               --         $ --
  Vice
     President -- Corporate  1999     136,153      0            --           16,000           --
  Compliance                 1998      59,538      0            --          200,000           --
James Emigh(4)............   2000    $125,000      0          $ --           90,000         $ --
  Vice President --          1999     120,000      0            --           16,000           --
  Operations                 1998      70,398      0            --           20,000           --

---------------
(1) Messrs. Reicher and Clemens were appointed Chief Executive Officer, and Vice President and Chief Financial Officer, respectively, effective February 19, 1998.

(2) Mr. Price was appointed Vice President and Chief Operating Officer effective August 15, 2000 and appointed President effective December 14, 2000.

(3) Ms. Rubin resigned as Vice President -- Corporate Compliance effective February 23, 2001.

(4) Mr. Emigh was appointed Vice President -- Operations effective May 1998.

OTHER COMPENSATORY ARRANGEMENTS

     Executive Officers and key employees participate in medical and disability insurance plans provided to all non-union employees of the Company. The Company also provided automobiles to certain of its executive Officers. Although the Company is unable to assign a precise value to the possible personal benefit derived from the use of the automobiles, the Company believes that, as to each officer, such personal benefit amount is less than the lesser of $6,000 or 10% of such officer's compensation reported above in the Summary Compensation Table.

EMPLOYMENT AGREEMENTS

     Michael K. Reicher is employed pursuant to an Employment Agreement effective as of March 10, 1998, which after giving effect to an amendment dated May 24, 2000, provides that Mr. Reicher will serve as the Company's Chief Executive Officer for a term expiring April 30, 2005. The Agreement provides for an annual base salary of $175,000 plus the payment of an annual bonus to be determined based on the satisfaction of such targets, conditions or parameters as may be set from time to time by the Compensation Committee of the

Board of Directors. No bonus was paid for fiscal 2000. The Employment Agreement also provides for the grant of stock options on March 10, 1998 to purchase 1,000,000 shares of the Company's Common Stock at an exercise price of $2.375 per share (representing the closing price for the Company's common stock as reported by the American Stock Exchange ("AMEX") on the day preceding the grant of the option), which options vest in equal increments of 62,500 option shares at the end of each quarterly period during the term of the Agreement (as such vesting schedule may be amended by mutual agreement between Mr. Reicher and the Board of Directors). The Employment Agreement also permits the Company to repurchase the vested portion of Mr. Reicher's options upon his termination for cause (as defined in the Agreement) or his resignation (other than for "Good Reason" as defined therein), at a purchase price equal to the position difference, if any, between the average of the Closing Price of the Company's common stock as reported by the AMEX for the five trading days prior to the date of termination or resignation, multiplied by the number of option shares which, as of the date of termination, are vested under the option. The Employment Agreement contains standard termination provisions, including upon death, disability, for cause (as defined in the Agreement) and without cause. In the event the Employment Agreement is terminated by the Company without cause or by Mr. Reicher for Good Reason (as defined in the Agreement), the Company is required to pay Mr. Reicher an amount equal to $350,000 or twice his then base salary, whichever is greater, payable in 24 equal monthly installments and to continue to provide Mr. Reicher coverage under the Company's then existing benefit plans, including medical and life insurance, for a term of 24 months. The Employment Agreement permits Mr. Reicher to terminate the Agreement in the event of a change of control and for Good Reason (as defined in the Agreement). The Agreement also restricts Mr. Reicher from disclosing, disseminating or using for his personal benefit or for the benefit of others confidential or proprietary information (as defined in the Employment Agreement) and, provided the Company has not breached the terms of the Employment Agreement, from competing with the Company at any time prior to two years after the earlier to occur of the expiration of the term and the termination of his employment.

     Peter A. Clemens is employed pursuant to an Employment Agreement effective as of March 10, 1998, which after giving effect to an amendment dated June 28, 2000, provides that Mr. Clemens will serve as the Company's Vice President and Chief Financial Officer for a term expiring April 30, 2005. The Employment Agreement provides an annual base salary of $140,000 plus the payment of an annual bonus to be determined based on the satisfaction of such targets, conditions or parameters as may be determined from time to time by the Compensation Committee of the Board of Directors. No bonus was paid for fiscal 2000. The Employment Agreement also provides for the grant of stock options on March 10, 1998 to purchase 300,000 shares of the Company's common stock at an exercise price of $2.375 per share, which options vest in equal increments of 25,000 option shares at the end of each quarterly period during the term of the Employment Agreement (as such vesting schedule may be amended by mutual agreement of Mr. Clemens and the Board of Directors). The remaining terms of Mr. Clemens' Employment Agreement with the Company are substantially identical to that of Mr. Reicher.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company receive no additional or special remuneration for their services as Directors. Directors who are not employees of the Company receive an annual grant of options to purchase 10,000 shares of the Company's common stock (15,000 shares in the case of the Chairman of the Board) and $500 for each meeting attended ($250 in the case of telephonic meetings). The Company also reimburses Directors for travel and lodging expenses, if any, incurred in connection with attendance at Board meetings. Directors who serve on any of the Committees established by the Board of Directors receive $250 for each Committee meeting attended unless held on the day of a full Board meeting.

STOCK OPTION PLANS

     The Company currently maintains two stock option plans adopted in 1995 and 1998, respectively. The Company in the past has used, and will continue to use, stock options to attract and retain key employees in the belief that employee stock ownership and stock-related compensation devices encourage a community of interest between employees and shareholders.

     The 1995 Stock Option Plan. In September 1995, the Company established the 1995 Halsey Drug Co., Inc. Stock Option and Restricted Stock Purchase Plan (the "1995 Stock Option Plan"). Under the Plan, the Company may grant options to purchase up to 1,000,000 shares of the Company's Common Stock. Incentive Stock Options ("ISO's") may be granted to employees of the Company and its subsidiaries and non-qualified options may be granted to employees, directors and other persons employed by, or performing services for, the Company and its subsidiaries. Subject to the Plan, the Stock Option Committee determines the persons to whom grants are made and the vesting, timing, amounts and other terms of such grants. An employee may not receive ISO's exercisable in any one calendar year for shares with a fair market value on the date of grant in excess of $100,000. No quantity limitations apply to the grant of non-qualified stock options.

     As of April 30, 2001, ISO's to purchase 725,013 shares and non-qualified options to purchase 257,780 shares have been granted under the 1995 Stock Option Plan, leaving 17,207 shares available for grant under the Plan. The average per share exercise price for all outstanding options under the 1995 Stock Option Plan is approximately $1.48. No exercise price of an ISO was set at less than 100% of the fair market value of the underlying Common Stock, except for grants made to any person who owned stock possessing more than 10% of the total voting power of the Company, in which case the exercise price was set at not less than 110% of the fair market value of the underlying Common Stock.

     The 1998 Stock Option Plan. The 1998 Stock Option Plan was adopted by the Board of Directors in April 1998 and approved by the Company's shareholders in June 1998. The 1998 Stock Option Plan was amended by the Board of Directors in April 1999 to increase the number of shares available for the grant of options under the Plan from 2,600,000 to 3,600,000 shares. The Company's shareholders ratified the Plan amendment on August 19, 1999. In accordance with the description contained under the caption "Proposal 2 -- Approval of the Amendment to the Company's 1998 Stock Option Plan," the Board is seeking authorization to amend the 1998 Stock Option Plan to increase the number of shares available for grant of options under the Plan from 3,600,000 shares to 8,100,000 shares. The 1998 Stock Option Plan permits the grant of ISO and non-qualified stock options to purchase shares of the Company's Common Stock. As of April 30, 2001, ISO's to purchase 1,611,817 shares and non-qualified options to purchase 1,878,800 shares have been granted under the 1998 Stock Option Plan, leaving 109,383 shares available for grant under the Plan. The average per share exercise price for all outstanding options under the 1998 Stock Option Plan is approximately $1.88. For a description of the 1998 Stock Option Plan as well as the proposed amendment thereto, see "Proposal 2 -- Approval of the Amendment to the Company's 1998 Stock Option Plan" contained in this Proxy Statement.

                             OPTION GRANTS IN 2000

     The following table presents information regarding grants of options to purchase shares of the Company's Common Stock for each of the named executive officers receiving option grants in 2000:

                                          INDIVIDUAL GRANTS
                         ---------------------------------------------------
                                       PERCENT OF
                                         TOTAL                                  POTENTIAL REALIZABLE VALUE AT
                         NUMBER OF      OPTIONS                                    ASSUMED ANNUAL RATES OF
                         SECURITIES    GRANTED TO                                  STOCK PRICE APPRECIATION
                         UNDERLYING    EMPLOYEES     EXERCISE                         FOR OPTION TERM(4)
                          OPTIONS      IN FISCAL     PRICE PER    EXPIRATION    ------------------------------
NAME                      GRANTED         YEAR       SHARE(1)        DATE            5%               10%
----                     ----------    ----------    ---------    ----------    -------------    -------------
Michael K. Reicher.....   200,000(2)       8.8%       $1.1125        2010        $  362,429       $  577,108
                          125,000(2)       5.5%       $ 1.875        2010        $  381,772       $  607,908
Gerald F. Price........   650,000(3)      28.7%       $1.1250        2010        $1,191,129       $1,896,674
                          200,000(2)       8.8%       $  2.50        2010        $  814,447       $1,296,871
Peter A. Clemens.......   100,000(2)       4.4%       $1.1125        2010        $  181,215       $  288,554
                          125,000(2)       5.5%       $ 1.875        2010        $  381,772       $  607,908
Jeryl Rubin............        --           --             --          --                --               --
James Emigh............    40,000(2)       1.8%       $1.1125        2010        $   72,486       $  115,422
                           50,000(2)       2.2%       $ 1.875        2010        $  152,709       $  243,163

---------------
(1) The exercise price represents the fair market value or a premium to market value at the date of grant.

(2) Vests in twenty five percent (25%) annual increments commencing on the one year anniversary of grant.

(3) Vests in equal increments of 40,625 shares at the end of each quarterly period over a period of four years.

(4) The dollar amounts in these columns represent the potential realizable value of each option assuming that the market price of the Common Stock appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by regulation and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     No stock options were exercised by the named executive officers during 2000. The following table presents information regarding the value of options outstanding at December 31, 2000 for each of the named executive officers.

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                              OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END(1)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Michael K. Reicher.........................    712,000         713,000           --              --
Gerald F. Price............................     40,625         809,375           --              --
Peter A. Clemens...........................    300,000         325,000           --              --
Jeryl Rubin................................    104,000         112,000           --              --
James Emigh................................     14,000         112,000           --              --

---------------
(1) Value is based upon the average of the closing bid and ask price of $.70 per share at December 29, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consisted of Messrs. Wesson, Conjeevaram, Skelly and Reicher during fiscal 2000. During 2000, except for Mr. Reicher, there were no Compensation Committee interlocks or insider participation in compensation decisions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Common Stock of the Company, to file reports of ownership and changes of ownership with the Commission and, during the period in which the Company's common stock was traded on the American Stock Exchange, the AMEX. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes the Directors, executive officers and greater than ten percent (10%) beneficial owners complied with all Section 16(a) filing requirements during the year ended December 31, 2000.

     The following report of the Compensation Committee and the performance graph in the next section shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to regulations 14A or 14C of the Commission or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     This report has been prepared by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"). The Compensation Committee was formed in February 1993. Messrs. Wesson, Conjeevaram, Skelly and Reicher served as members of the Compensation Committee during 2000. The Committee meets at least annually or more frequently as the Company's Board of Directors may request. The Compensation Committee's primary responsibilities include the review of compensation, consisting of salary, bonuses, benefits, and other annual compensation, of the Company's executive officers.

EXECUTIVE COMPENSATION PHILOSOPHY

     In 2001, the Company's executive compensation program will reflect the following executive compensation philosophy, which was developed by the Compensation Committee of the Board of Directors:

          The Company's mission is to be a significant provider of quality generic drugs in the markets it serves. To support this and other strategic objectives as approved by the Board of Directors and to provide adequate returns to shareholders, the Company must compete for, attract, develop, motivate and retain top quality executive talent at the corporate office and operating business units of the Company during periods of both favorable and unfavorable world-wide business conditions.

     The Company's executive compensation program is a critical management tool in achieving this goal. "Pay for performance" is the underlying philosophy for the Company's executive compensation program. Consistent with this philosophy, the program has been carefully conceived and will be independently administered by the Compensation Committee of the Board of Directors which will meet regularly during the year and a majority of whom are independent non-employee directors. The program is designed to link executive pay to corporate performance, including share price, recognizing that there is not always a direct and short-term correlation between executive performance and share price.

     To align shareholder interests and executive rewards, portions of each of the Company's executive's compensation will represent "at risk" pay opportunities related to accomplishment of specific business goals.

     The program is designed and administered to:

     - provide annual and longer term incentives that help focus each executive's attention on approved corporate business goals the attainment of which, in the judgment of the Compensation Committee, should increase long-term shareholder value;

     - link "at risk" pay with appropriate measurable quantitative and qualitative achievements against approved performance parameters;

     - reward individual and team achievements that contribute to the attainment of the Company's business goals; and

     - provide a balance of total compensation opportunities, including salary, bonus, and longer term cash and equity incentives, that are competitive with similarly situated companies and reflective of the Company's performance.

     In seeking to link executive pay to corporate performance, the Compensation Committee believes that the most appropriate measure of corporate performance is the increase in long-term shareholder value, which involves improving such quantitative performance measures as revenue, net income, cash flow, operating margins, earnings per share and return on shareholders' equity. The Compensation Committee may also consider qualitative corporate and individual factors which it believes bear on increasing the long-term value of the Company to its shareholders. These include (i) the development of competitive advantages, (ii) the ability to deal effectively with the complexity and globalization of the Company's businesses, (iii) success in developing business strategies, managing costs and improving the quality of the Company's products and services as well as customer satisfaction, (iv) the general performance of individual job responsibilities, and (v) the introduction of new active pharmaceutical ingredient and finished dosage pharmaceutical products.

COMPONENTS OF EXECUTIVE COMPENSATION PROGRAM

     The Company's executive compensation program consists of (i) an annual salary and bonus and (ii) long-term incentives represented by the issuance of stock options. As explained below, the bonuses and stock options serve to link executive pay to corporate performance, since the attainment of these awards depends upon meeting the quantitative and, if applicable, qualitative performance goals which serve to increase long-term shareholder value.

     Salary and Bonus. The Company's Chief Executive Officer and Chief Financial Officer are parties to employment contracts with the Company which provide the minimum annual base salary to be payable to such officers. In addition, the employment contracts provide for an annual bonus, in the discretion of the Compensation Committee, subject to the satisfaction of such targets, conditions or parameters as may be set from time to time by the Compensation Committee. For those executive officers not subject to an employment contract, the Compensation Committee will set the annual salary for such executive officer in or about December of each year and establish potential bonus compensation (including Messrs. Reicher and Clemens) that such executives may earn based upon quantitative and, if applicable, qualitative performance goals established by the Compensation Committee. The goals for 2001 will consist of a mix of targets for the performance measures of corporate earnings per share ("EPS"), net income and revenue, including qualitative goals relating to each officer's job function. The Compensation Committee intends to set these targets in the first half of the year. No bonus will be earned with respect to a performance measure unless a performance "floor" for that measure is exceeded; the bonus opportunity with respect to a measure will be earned if the target is achieved; achievement between the floor and the target results in a lower bonus with respect to that performance measure. An amount larger than the bonus opportunity for each performance measure can be earned, up to a specified limit, for exceeding the target for that measure. In setting compensation levels, the Compensation Committee compares the Company to a self-selected group of companies of comparable size, market capitalization, technological and marketing capabilities, performance and market place in which the Company competes for executives.

     In ascertaining the achieved level of performance against the targets, the effects of certain extraordinary events, as determined by the Compensation Committee, such as (i) major acquisitions and divestitures, (ii) significant one-time charges, and (iii) changes in accounting principles required by the Financial Accounting Standards Board, are "compensation neutral" for the year in which they occurred; that is, they are not taken into account in determining the degree to which the targets are met in that year.

     Stock Options. The longer-term component of the Company's executive compensation program consists of stock option grants. The options generally permit the option holder to buy the number of shares of Common Stock covered by the option (an "option exercise") at a price equal to or greater than the market price of the stock at the time of grant. Thus, the options generally gain value only to the extent the stock price exceeds the option exercise price during the life of the option. Generally, a portion of the options vest over a period of time and expire no later than ten years, and in some cases five years after grant. Executives will generally be subject to limitations in selling the restricted stock immediately, and therefore will be incentivized to increase shareholder value.

     During fiscal 2000, the Company's Chief Executive Officer and Chief Financial Officer were parties to employment contracts which provided for a certain minimum annual base salary. There were no bonuses paid for fiscal 2000.

     In conclusion, the Compensation Committee believes the compensation policies and practices of the Company as described are fair and reasonable and are in keeping with the best interests of the Company, its employees and its shareholders.

     Submitted April 20, 2000 and signed by the members of the Compensation Committee.

    Srini Conjeevaram   Bruce F. Wesson   William Skelly   Michael K. Reicher

                               PERFORMANCE GRAPH

     The following graph provides a comparison on a cumulative basis of the yearly percentage change over the last five fiscal years in (a) the total shareholder return on the Company's Common Stock with (b) the total return on the American Stock Exchange ("AMEX") of all domestic issuers traded on the AMEX and (c) the total return of domestic issuers having the same Standard Industrial Classification ("SIC") Industry Group Number as the Company (283-Drug Manufacturers) (the "Industry Index"). Such yearly percentage change has been measured by dividing (i) the sum of (A) the amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price per share at the end and at the beginning of the measurement period, by (ii) the price per share at the beginning of the measurement period. The AMEX Index has been selected as the required broad equity market index. The Industry Index consists of publicly traded companies in a business similar to that of the Company. The price of each investment unit has been set at $100 on December 31, 1995 for purposes of preparing this graph.

PERFORMANCE GRAPH

                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG HALSEY DRUG COMPANY,
                      AMEX MARKET INDEX AND SIC CODE INDEX

                              [PERFORMANCE GRAPH]

                     ASSUMES $100 INVESTED ON JAN. 01, 1995
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 2000

-------------------------------------------------------------------------------------------------------------
  Company/Index/Market       12/29/1995    12/31/1996    12/31/1997    12/31/1998    12/31/1999    12/29/2000
-------------------------------------------------------------------------------------------------------------
 HALSEY DRUG CO.               100.00        171.93         43.86         38.60         26.32         19.65
 DRUGS                         100.00        121.04        171.97        243.92        234.36        306.08
 AMEX MARKET INDEX             100.00        105.52        126.97        125.25        156.15        154.23

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On March 10, 1998, the Company completed a private offering of securities (the "Galen Offering") to Galen Partners III, L.P., Galen Partners International, L.P., Galen Employee Fund III, L.P., (collectively "Galen") and each of the purchasers listed on the signature page to a certain Debenture and Warrant Purchase Agreement dated March 10, 1998 (inclusive of Galen, collectively the "Galen Investor Group"). The securities issued in the Offering consisted of 5% convertible senior secured debentures (the "1998 Debentures") and common stock purchase warrants. After giving effect to the Company's issuance of additional debentures to Galen in satisfaction of interest payments under the 1998 Debentures and the 1999 Debentures described below, an aggregate of approximately 29,625,738 shares are issuable to Galen upon conversion of outstanding convertible debentures and exercise of outstanding common stock purchase warrants issued to Galen. See "Security Ownership of Certain Beneficial Owners and Management."

     Each of Messrs. Wesson, Conjeevaram and Shroff, nominees to the Board of Directors, are designees of the Galen Investor Group pursuant to the terms of the Galen Offering Purchase Agreement which provides, among other things, that the Company must nominate and appoint to the Board of Directors, subject to shareholder approval, three designees of the Galen Investor Group for so long as the 1998 Debentures and

Warrants remain outstanding. Each of Messrs. Wesson, Conjeevaram and Shroff is a General Partner of Galen Associates, an affiliate of each of the Galen entities included in the Galen Investor Group.

     The Company secured bridge financing from Galen in the aggregate amount of approximately $3,300,000, funded through six separate bridge loan transactions during the period from December 8, 1999 through March 29, 2000 (collectively, the "2000 Galen Bridge Loans"). The principal amount of the 2000 Galen Bridge Loans and accrued and unpaid interest were satisfied in full on March 31, 2000 with a portion of the net proceeds received by the Company pursuant to a $17,500,000 term loan from Watson Pharmaceuticals, Inc. Prior to repayment, the 2000 Galen Bridge Loans accrued interest at the rate of 18% per annum and were secured by a first lien on all the Company's assets. In consideration for the extension of the 2000 Galen Bridge Loans, the Company issued common stock purchase warrants to Galen to purchase an aggregate of 125,000 shares of the Company's common stock. The warrants issued pursuant to the 2000 Galen Bridge Loans have an exercise price equal to the fair market value of the Company's common stock on the date of issuance of such warrants and are substantially identical to those issued in the Galen Offering. The 2000 Galen Bridge Loans were obtained by the Company in order to provide necessary working capital.

     Galen controls approximately 66.4% of the Company's voting securities (without giving effect to the conversion of other convertible securities issued by the Company). Holders of the 1998 Debentures are permitted to vote on all matters submitted to a vote of shareholders, voting together with holders of common stock as one class and having such number of votes as equals the number of votes represented by the common stock that would be acquired upon conversion of such debentures into common stock. Accordingly, Galen possesses sufficient voting rights to control the nomination and election of the board of directors of the Company without the need to convert its debentures into common stock.

     On May 26, 1999, the Company completed a private offering of securities for an aggregate purchase price of up to approximately $22.8 million (the "Oracle Offering"). The securities issued in the Oracle Offering consist of 5% convertible senior secured debentures (the "1999 Debentures") and common stock purchase warrants (the "1999 Warrants"). The 1999 Debentures and 1999 Warrants were issued by the Company pursuant to a certain Debenture and Warrant Purchase Agreement dated May 26, 1999 (the "Oracle Purchase Agreement") by and among the Company, Oracle Strategic Partners, L.P. ("Oracle") and such other investors in the Company's March 10, 1998 Offering electing to participate in the Oracle Offering (inclusive of Oracle, collectively, the "Oracle Investor Group"). On the closing date of the Oracle Offering, the Company issued an aggregate of approximately $12,862,000 in principal amount of 1999 Debentures. In accordance with the Oracle Purchase Agreement, Oracle funded an additional $5 million investment installment on July 27, 1999. Pursuant to an agreement reached between the Company and Oracle on March 20, 2000, the final $5 million investment to be made to Oracle has been waived.

     The holders of the 1999 Debentures (including Oracle) are permitted to vote on all matters submitted to a vote of shareholders of the Company, voting together with holders of common stock as one class and having such number of votes as equals the number of votes represented by the common stock that would be acquired upon conversion of the 1999 Debentures into common stock. Accordingly, Oracle controls a significant percentage of the Company's common stock without the need to convert the 1999 Debentures into common stock. The Oracle Purchase Agreement also provides that the Company must nominate and appoint to the Board of Directors, subject to shareholder approval, one designee of the Oracle Investor Group for so long as the 1999 Debentures and 1999 Warrants remain outstanding. Mr. Joel D. Liffmann, a nominee to the Company's Board of Directors, is a designee of the Oracle Investor Group and is a General Partner of Oracle Partners, L.P.

VOTE REQUIRED

     Directors are elected by a plurality of the votes cast. The ten candidates receiving the highest number of votes will be elected as directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the shareholders vote FOR each of the above nominees for Director.

                                   PROPOSAL 2

       APPROVAL OF THE AMENDMENT TO THE COMPANY'S 1998 STOCK OPTION PLAN

     On April 20, 2001, the Board of Directors of the Company amended the Stock Option Plan (the "1998 Plan"), to increase the number of shares available for grant of options under the 1998 Plan from 3,600,000 shares to 8,100,000 shares. A copy of the 1998 Plan, as amended, is set forth in Appendix B to this Proxy Statement. The amendment to the 1998 Plan will not become effective unless it is approved by the holders of record of a majority of the shares of the Company's Common Stock. The 1998 Plan provides for the granting of stock options to the employees, officers, and consultants of the Company. Approximately 40 employees, officers and directors were eligible to participate in the 1998 Plan as of April 30 2001. Except for the increase in the number of shares available for issuance thereunder, the 1998 Plan remains unchanged.

     The 1998 Plan is intended to assist the Company in securing and retaining key employees and directors by allowing them to participate in the ownership and growth of the Company through the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options to which Section 422 of the Code does not apply (collectively, the "Options"). The granting of Options will serve as partial consideration for and give key employees, directors and consultants an additional inducement to remain in the service of the Company and will provide them with an increased incentive to work for the Company's success.

     The Company currently maintains a 1995 Stock Option Plan. See "Compensation of Executive Officers and Directors -- Stock Option Plans." As of April 30, 2001, Options to purchase an aggregate of 982,793 shares have been granted under the Company's 1995 Stock Option Plan, of which Options for 110,460 shares had been exercised. As of April 30, 2001, 17,207 shares remained available for issuance under the 1995 Stock Option Plan.

     The Board of Directors believes that it would be in the best interests of the Company for the shareholders to ratify the amendment to the 1998 Plan to increase the number of shares available for the grant of Options under the 1998 Plan from 3,600,000 to 8,100,000 shares. Shareholder approval of the Board's amendment to the 1998 Plan is required within twelve months of the Board's approval of the amendment. As of April 30, 2001, Options to purchase 3,490,617 shares of Common Stock had been reserved for exercise of Options granted under the 1998 Plan, leaving 109,383 shares remaining available for the grant of Options under the 1998 Plan. As of April 30, 2001, no Options granted under the 1998 Plan had been exercised.

     The following discussion of the principle features and effects of the 1998 Plan, as amended, is qualified in its entirety by reference to the text of the 1998 Plan, as amended, set forth in Appendix B attached hereto.

ADMINISTRATION

     The 1998 Plan is administered by the Stock Option Committee of the Board of Directors (the "Stock Option Committee"), consisting of not less than two members of the Board of Directors of the Company appointed by the Board. Each member of the Stock Option Committee will be a "non-employee director" as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Stock Option Committee will select the employees, directors and consultants who will be granted Options under the 1998 Plan and, subject to the provisions of the 1998 Plan, will determine the terms and conditions and number of shares subject to each Option. The Stock Option Committee will also make any other determinations necessary or advisable for the administration of the 1998 Plan and its determinations will be final and conclusive. The Stock Option Committee is currently comprised of Messrs. Skelly, Sumner and Smith.

SHARES SUBJECT TO THE 1998 PLAN

     The 1998 Plan authorizes the granting of either incentive stock options or non-incentive stock options to purchase in the aggregate up to 3,600,000 shares of the Company's Common Stock. The amendment to the 1998 Plan approved by the Board on April 20, 2001, subject to shareholder approval as provided in this Proposal, will increase the number of shares available for grant of Options under the 1998 Plan to 8,100,000 shares. The shares available for issuance will be increased or decreased according to any reclassification, recapitalization, stock split, stock dividend or other such subdivision or combination of the Company's Common Stock. Shares of the Company's Common Stock subject to unexercised Options that expire or are terminated prior to the end of the period during which Options may be granted under the 1998 Plan will be restored to the number of shares available for issuance under the 1998 Plan. Assuming the receipt of shareholder approval for the adoption of the amendment to the 1998 Plan, 4,609,383 shares of common stock will remain available for issuance under the 1998 Plan.

ELIGIBILITY

     Any employee of the Company or any subsidiary of the Company shall be eligible to receive incentive stock options and non-qualified stock options under the 1998 Plan. Non-qualified stock options may be granted to employees as well as non-employee directors and consultants of the Company under the 1998 Plan as determined by the Board or the Stock Option Committee. Any person who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

     Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall (i) specify whether the Option is an incentive stock option or a non-qualified stock option and (ii) incorporate such other terms and conditions as the Board of Directors or the Stock Option Committee acting in its absolute discretion deems consistent with the terms of the 1998 Plan, including, without limitation, a restriction on the number of shares of Common Stock subject to the Option which first become exercisable during any calendar year.

     To the extent that the aggregate fair market value of the Common Stock of the Company subject to grant incentive stock options (determined as of the date such an incentive stock option is granted), which first become exercisable in any calendar year, exceeds $100,000, such Options shall be treated as non-qualified stock options. This $100,000 limitation shall be administered in accordance with the rules under Section 422(d) of the Code.

EXERCISE PRICE OF OPTIONS

     Upon the grant of an Option to an employee, director or consultant of the Company, the Stock Option Committee will fix the number of shares of the Company's Common Stock that the optionee may purchase upon exercise of the Option and the price at which the shares may be purchased. The Option price for incentive stock options shall not be less than the fair market value of the Common Stock at the time the Option is granted, except that the Option price shall be at least 110% of the fair market value where the Option is granted to an employee who owns more than 10% of the voting power of all classes of stock of the Company or any parent or subsidiary. Under the terms of the 1998 Plan, the aggregate fair market value of the stock (determined at the time the Option is granted) with respect to which incentive stock options are exercisable for the first time by such individual during any calendar year shall not exceed $100,000. Non-qualified stock options may be granted at less than fair market value of the Common Stock. "Fair market value" is determined by the Stock Option Committee based on the average of the closing bid and asked price of the Common Stock on the Over-the-Counter Bulletin Board (the "OTCBB"). On April 16, 2001, the average of the closing bid and asked price of the Company's Common Stock, as reported by the OTCBB, was $1.22.

TERMS

     All Options available to be granted under the 1998 Plan must be granted by April 16, 2008. The Stock Option Committee will determine the actual term of the Options but no Option will be exercisable after the expiration of 10 years from the date granted. No incentive stock option granted to an employee who owns more than 10% of the combined voting power of all the outstanding classes of stock in the Company may be exercised after five years from the date of grant.

     The options granted pursuant to the 1998 Plan shall not be transferable except (i) by will or the laws of descent and distribution and (ii) non-qualified options may be transferred in limited circumstances to immediate family members and family limited partnerships, with the consent of the Stock Option Committee.

EXERCISE OF OPTIONS

     Options granted to employees, directors or consultants under the 1998 Plan may be exercised during the optionee's lifetime only by the optionee during his employment or service with the Company or for a period not exceeding one year if the optionee ceased employment or service as a director or consultant because of permanent or total disability within the meaning of Section 22(e)(3) of the Code. Options may be exercised by the optionee's estate, or by any person who acquired the right to exercise such Option by bequest or inheritance from the optionee for a period of twelve months from the date of the optionee's death. If such Option shall by its terms expire sooner, such Option shall not be extended as a result of the optionee's death.

     The consideration to be paid to the Company upon exercise of an Option may consist of any combination of cash, checks, promissory notes, shares of Common Stock, and/or any other forms of consideration permitted under New York law and approved by the Stock Option Committee and/or the Board of Directors. With the exception of the consideration received by the Company upon the exercise of Options granted under the 1998 Plan, no consideration is received by the Company for the granting or extension of any Options.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO INCENTIVE STOCK OPTIONS

     Certain Options granted under the 1998 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Set forth below is a general summary of certain of the principal Federal income tax consequences to participants and the Company of incentive stock options granted under the 1998 Plan.

     An employee to whom an incentive stock option is granted pursuant to the 1998 Plan will not recognize any compensation income and the Company will not recognize any compensation deductions, at the time an incentive stock option is granted or at the time an incentive stock option is exercised. In the year of exercise, however, the amount by which the fair market value of the Common Stock exceeds the Option price will constitute a tax preference item under the alternative minimum tax. If the employee incurs minimum tax in the year of exercise, however, he should qualify for the credit for prior year maximum tax liability in the first future year he has regular tax liability.

     In order to obtain incentive stock option treatment for Federal income tax purposes upon the subsequent sale (or other disposition) by the optionee of the shares of Common Stock received upon exercise of the Option, the sale (or other disposition) must not occur within two years from the date the Option was granted nor within one year after the issuance of such shares upon exercise of the Option (the "incentive stock option holding period requirements"). If the incentive stock option holding period requirements are satisfied, on the subsequent sale (or other disposition) by the optionee of the shares of Common Stock received upon the exercise of an Option, the optionee generally will recognize income from the sale of a capital asset equal to the difference, if any, between the proceeds realized from the sale (or other disposition) and the amount paid as the exercise price of the Option. Alternatively, if the incentive stock option holding period requirements are not satisfied, on the subsequent sale (or other disposition) by the optionee of the shares of Common Stock received upon the exercise of the Option, the optionee generally will recognize income taxable as compensation (and the Company will recognize a compensation deduction) in an amount equal to the lesser of (a) the difference, if any, between the fair market value of the shares on the date of exercise and the amount paid as the exercise price of the Option and (b) the difference, if any, between the proceeds realized from the sale or other disposition and the amount paid as the exercise price of the Option. Any additional gain realized on such sale or disposition (in addition to the compensation income referred to above) would give rise to income from the sale of a capital asset and taxed accordingly.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO NON-QUALIFIED STOCK OPTIONS

     The non-qualified stock options which may be granted under the 1998 Plan are not intended to qualify as incentive stock options within the meaning of
Section 422 of the Code. An individual to whom a non-qualified stock option is granted pursuant to the 1998 Plan will generally not recognize any compensation income, and the Company will not realize any compensation deduction, at the time the non-qualified stock option is granted. In the year of exercise, however, the optionee generally will realize income taxable as compensation (and the Company will realize a compensation deduction) in an amount equal to the difference, if any, between the fair market value of the shares on the date of exercise and the amount paid as the exercise price of the Option.

     The tax basis of the shares of Common Stock received by the optionee upon exercise will be equal to the amount paid as the exercise price plus the amount, if any, includable in his gross income as compensation income. The holding period for the shares will commence on the date of exercise.

     On the subsequent sale (or other disposition) by the optionee of the shares of Common Stock received upon the exercise of the Option, any gain realized on such sale or disposition would give rise to income from the sale of a capital asset and taxed accordingly.

PREVIOUSLY GRANTED OPTIONS

     As of April 30, 2001, the Company had granted options to purchase an aggregate of 3,490,617 shares of Common Stock under the 1998 Plan at a weighted average exercise price of $1.88 per share. Of such options, 1,721,650 shares and 1,768,967 shares were vested and unvested, respectively, and no Options granted under the 1998 Plan had been exercised. The following table sets forth information as of April 30, 2001 concerning option grants made during fiscal 2000 with respect to (i) each executive officer; (ii) all current executive officers as a group; (iii) each nominee for election as a Director; (iv) all current Directors who are not executive officers as a group; (v) each person who has received or is to receive 5% of such options or rights; and (vi) all employees, including all current officers who are not executive officers, as a group;

                                                               OPTIONS GRANTED      WEIGHTED AVERAGE
                                                              DURING FISCAL 2000     EXERCISE PRICE
                                                              ------------------    ----------------
Michael K. Reicher, Chief Executive Officer.................        325,000              $1.41
Gerald F. Price, President..................................        850,000              $1.45
Peter Clemens, Chief Financial Officer......................        225,000              $1.54
James Emigh, Vice President -- Operations...................         90,000              $1.54
Jeryl Rubin, Vice President -- Corporate Compliance.........             --                 --
Carol Whitney, Vice President -- Administration.............         70,000              $1.44
Robert Seiser, Corporate Controller.........................         70,000              $1.44
William Skelly, Director....................................         40,000              $1.40
William A. Sumner, Director.................................         10,000              $1.88
Alan Smith, Ph.D., Director.................................         10,000              $1.88
Bruce F. Wesson, Director(1)................................             --                 --
Srini Conjeevaram, Director(1)..............................             --                 --
Zubeen Shroff, Director(1)..................................             --                 --
Joel D. Liffmann, Director(2)...............................             --                 --
All current executive officers as a group (7 persons).......      1,630,000              $1.46
All current directors who are not executive officers as a
  Group (7 persons).........................................         60,000              $1.56
All employees, including current officers who are not
  Executive officers as a group (39 persons)................      2,162,000              $1.49

     As of April 16, 2001, the average of the closing bid and ask price of the Common Stock underlying the 1998 Plan was $1.22 per share.

     (1) Stock options issuable to each of Messrs. Wesson, Conjeevaram and Shroff in 2000 to purchase 10,000 shares of the Company's Common Stock are issued to Galen Partners III, L.P.

     (2) Stock options issuable to Mr. Liffmann in 2000 to purchase 10,000 shares of the Company's Common Stock are issued to Oracle Strategic Partners, L.P.

AMENDMENTS AND DISCONTINUANCE OF THE 1998 PLAN

     The 1998 Plan can be amended, suspended or terminated at any time by action of the Company's Board of Directors except that no amendment to the 1998 Plan can be made without prior shareholder approval where such amendment would result in (i) any material increase in the total number of shares of Common Stock subject to the 1998 Plan, (ii) any change in the class of eligible participants for Options under the 1998 Plan, (iii) any material increase in the benefits accruing to participants under the 1998 Plan, or (iv) shareholder approval being required for continued compliance with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock of the Company is required for the approval of the amendment to the 1998 Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the approval of the amendment to the 1998 Plan.

                                   PROPOSAL 3

                   RATIFICATION OF APPOINTMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

     There will also be submitted for consideration and voting at the Meeting, the ratification of the appointment by the Company's Board of Directors of Grant Thornton LLP as independent certified public accountants for the purpose of auditing and reporting upon the financial statements of the Company for the fiscal year ending December 31, 2001. The Board of Directors of the Company selected and approved the accounting firm of Grant Thornton LLP as independent certified public accountants to audit and report upon the Company's financial statements for the fiscal years ended December 31, 1984 through and including 2000. Grant Thornton LLP has no direct or indirect financial interest in the Company.

     Representatives of Grant Thornton LLP are expected to be present at the Meeting, and they will be afforded an opportunity to make a statement at the Meeting if they desire to do so. It is also expected that such representatives will be available at the Meeting to respond to appropriate questions by shareholders.

AUDIT FEES

     The aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year, were $132,500, all of which were attributable to Grant Thornton LLP.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

     Grant Thornton LLP did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

ALL OTHER FEES

     The aggregate fees billed by Grant Thornton LLP for services rendered to the Company, other than the services described under "Audit Fees" for fiscal year ended December 31, 2000, were $48,824. All of these fees relate to services provided in connection with the preparation and filing of the Company's tax returns.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors of the Company (the "Audit Committee") is composed of three directors and operates under a written charter adopted by the Board of Directors. The written charter is attached to this Proxy Statement as Appendix A. Management is responsible for the Company's internal control and financial reporting process. The Company's independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with Management and the Company's independent public accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with Management and the Company's independent public accountants. The Audit Committee discussed with the independent public accountants matters required to be discussed by Statement of Auditing Standards Numbers 90 and 61 (communication with Audit Committees). The Company's independent public accountants also provided to the Audit Committee the written disclosures required by Independence Standard No. 1 (independence discussions with Audit Committee), and the Audit Committee discussed with the independent public accountants that firm's independence. The Audit Committee has also considered whether the independent auditors' provision of information technology and other non-audit services to the Company is compatible with the auditor's independence.

     Based upon the Audit Committee's discussions with Management and the independent public accountants and the Audit Committee's review of the representation of Management and the report of the independent public accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

     The foregoing has been approved by all members of the Audit Committee.

                          William A. Sumner (Chairman)
                                Bruce F. Wesson
                                 Alan J. Smith

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2001.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Common Stock, as of April 30, 2001 for individuals or entities in the following categories: (i) each of the Company's Directors and nominees for Directors; (ii) the Chief Executive Officer and other executive officers of the Company whose total annual compensation for 2000 exceeded $100,000 (the "named executive officers"); (iii) all Directors and executive officers as a group; and (iv) each person known by the Company to be a beneficial owner of more than 5% of the Common Stock. Unless indicated otherwise, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                AMOUNT          PERCENT
NAME OF BENEFICIAL OWNER                                       OWNED(1)         OF CLASS
------------------------                                      ----------        --------
Galen Partners III, L.P. ...................................  26,720,475(2)      64.05%
  610 Fifth Avenue, 5th Floor
  New York, New York 10020
Galen Partners International III, L.P. .....................   2,798,493(3)      15.73%
  610 Fifth Avenue, 5th Floor
  New York, New York 10020
Oracle Strategic Partners, L.P. ............................   9,817,700(4)      39.57%
  712 Fifth Ave, 45th Floor
  New York, New York 10019
Hemant K. Shah and Varsha H. Shah...........................   1,548,874(5)       9.36%
  29 Christy Drive
  Warren, New Jersey 07059
Dennis Adams................................................   2,032,004(6)      11.93%
  c/o Delaware Investment Advisors
  One Commerce Square
  Philadelphia, Pennsylvania 19103
Michael and Susan Weisbrot..................................   1,180,591(7)       7.30%
Michael K. Reicher..........................................   1,122,112(8)       6.96%
Gerald F. Price.............................................     563,478(9)       3.62%
William Skelly..............................................     182,500(10)      1.20%
Bruce F. Wesson.............................................          --             *
Srini Conjeevaram...........................................          --             *
Alan J. Smith...............................................      61,716(11)         *
William A. Sumner...........................................      32,500(12)         *
Zubeen Shroff...............................................          --             *
Peter A. Clemens............................................     534,487(13)      3.44%
Joel D. Liffmann............................................          --             *
Jeryl Driggin Rubin.........................................     158,000(14)      1.04%
James Emigh.................................................      88,000(15)         *
All Directors and executive officers as a group (16
  persons)..................................................   2,869,154(16)     16.06%

---------------
  * Represents less than 1% of the outstanding shares of the Company's Common Stock.

 (1) The information with respect to Hemant K. Shah and Varsha H. Shah, Dennis Adams and Michael and Susan Weisbrot, is based upon filings with the Commission and/or information provided to the Company.

 (2) Includes (i) 17,874,129 shares issuable upon conversion of Debentures, (ii) 5,283,278 shares issuable upon exercise of Warrants, (iii) 1,020,559 shares issuable upon exercise of common stock purchase warrants issued in connection with the Bridge Loans, (iv) 2,445,009 shares issuable upon conversion of debentures issued in lieu of quarterly cash interest payments, and (v) 97,500 shares subject to stock options.

 (3) Includes (i) 1,894,532 shares issuable upon conversion of Debentures, (ii) 561,020 shares issuable upon exercise of Warrants, (iii) 82,314 shares issuable upon exercise of common stock purchase warrants issued in connection with Bridge Loans, and (iv) 260,627 shares issuable upon conversion of debentures issued in lieu of quarterly cash interest payments.

 (4) Includes (i) 7,122,507 shares issuable upon conversion of the 1999 Debentures, (ii) 2,020,200 shares issuable upon exercise of the 1999 Warrants (iii) 12,500 shares subject to stock options, and

     (iv) 662,493 shares issuable upon conversion of debentures issued in lieu of quarterly cash interest payments.

 (5) Includes (i) 874,630 shares issuable upon conversion of Debentures, (ii) 261,782 shares issuable upon exercise of Warrants, (iii) 61,539 shares issuable upon conversion of 10% convertible subordinated debentures issued by the Company in August, 1996 (the "August Debentures"), and (iv) 16,650 shares issuable upon exercise of common stock purchase warrants.

 (6) Includes (i) 1,033,654 shares issuable upon conversion of Debentures, (ii) 309,381 shares issuable upon exercise of Warrants, (iii) 213,675 shares issuable upon conversion of the 1999 Debentures, and (iv) 60,606 shares issuable upon exercise of the 1999 Warrants.

 (7) Includes (i) 265,039 shares issuable upon conversion of Debentures, (ii) 79,327 shares issuable upon exercise of Warrants, (iii) 30,029 shares issuable upon exercise of common stock purchase warrants issued in connection with the Bridge Loan Transactions, (iv) 402,027 shares issuable upon conversion of the 1999 Debentures and (v) 114,030 shares issuable upon exercise of the 1999 Warrants.

 (8) Includes (i) 111,150 shares issuable upon conversion of Debentures, (ii) 39,664 shares issuable upon exercise of Warrants, (iii) 18,808 issuable upon conversion of debentures issued in lieu of quarterly cash interest payments and (iv) 943,750 shares subject to currently exercisable common stock purchase options.

 (9) Includes 121,875 shares subject to currently exercisable common stock purchase options.

(10) Includes 172,500 shares subject to currently exercisable common stock purchase options.

(11) Includes (i) 32,500 shares subject to currently exercisable common stock purchase options, (ii) 18,349 shares issuable upon conversion of Debentures, and (iii) 6,267 shares issuable upon exercise of commons stock purchase warrants.

(12) Includes 32,500 shares subject to currently exercisable common stock purchase options.

(13) Includes (i) 88,346 shares issuable upon conversion of Debentures, (ii) 26,443 shares issuable upon exercise of Warrants, (iii) 10,078 issuable upon conversion of debentures issued in lieu of quarterly cash interest payments and (iv) 406,250 shares subject to currently exercisable common stock purchase options.

(14) Includes 158,000 shares subject to currently exercisable stock options.

(15) Includes 43,000 shares subject to currently exercisable stock options.

(16) Includes 2,340,483 shares which Directors and executive officers have the right to acquire within the next 60 days through the conversion of Debentures, exercise of Warrants, exercise of Warrants issued in connection with Bridge Loans and the exercise of outstanding options.

                                    GENERAL

     Management of the Company does not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Meeting. If any other matters should properly come before the Meeting, proxies will be voted on those other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

     The Company will bear the cost of preparing, printing, assembling and mailing all proxy materials that may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Common Stock of the Company held by such persons. The Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or facsimile. The Company does not expect to pay any compensation for the solicitation of proxies.

     A copy of the Company's Annual Report to Shareholders on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Commission, accompanies this Proxy Statement. Upon written request, the Company will provide each shareholder being solicited by this Proxy Statement with a free copy of any exhibits and schedules thereto. All such requests should be directed to Halsey Drug Co., Inc., 695 North Perryville Road, Crimson Building No. 2, Rockford, Illinois 61107, Attention: Mr. Peter A. Clemens, Vice President and Chief Financial Officer.

     All properly executed proxies delivered pursuant to this solicitation by the Company and not revoked, will be voted at the Meeting and will be voted in accordance with the specifications made thereon. In voting by proxy in regard to the election of directors, shareholders may vote in favor of each nominee or withhold votes as to all nominees or votes as to a specific nominee. With respect to (i) voting on the approval of an amendment to the Company's 1998 Stock Option Plan, and (ii) the ratification of the Company's independent public accountants, shareholders may vote in favor of, may vote against or may abstain from voting on each of such proposals. Shareholders should specify their choices on the enclosed Proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by the Proxy will be voted FOR the election of all directors, FOR the adoption of the amendment to the Company's 1998 Stock Option Plan, and FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2001.

                 SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company's 2002 Annual Meeting of Shareholders must be received by the Company on or before January 22, 2002 in order to be considered for inclusion in the Company's proxy statement and proxy relating to such meeting.

                                          By Order of the Board of Directors

                                          PETER A. CLEMENS,
                                          Secretary

May 7, 2001

                                                                      APPENDIX A

                             HALSEY DRUG CO., INC.

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
                                    CHARTER

     It is the objective of the Audit Committee of the Board of Directors of Halsey Drug Company to provide assistance to the corporate directors in fulfilling fiduciary responsibilities relating to internal controls, corporate accounting, auditing and financial reporting practices.

MEMBERS

     The Audit Committee of the Board of Directors shall consist of at least three directors who shall be elected annually by the Board. The members should be independent of senior management and the operating executives and free from any relationship that might in the opinion of the Board of Directors be considered a conflict of interest. One of the members shall be designated Chairman by the Board.

RESPONSIBILITIES AND LIMITATIONS

- Recommend to the Board of Directors annually, after consultation with the Chief Executive Officer and appropriate financial management, the independent accountants to be selected by Halsey Drug Company as its independent auditors subject to ratification by the Company's shareholders. Review proposed fees and determine whether any other professional services provided by the independent accountants could adversely affect their independence.

- Meet with the independent auditors and Halsey Drug Company's financial management to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and review the completed audit including any comments or recommendations of the independent accountants.

- Evaluate with Halsey's financial management and the independent accountants, together and separately, the adequacy and effectiveness of Halsey's internal administrative, business process and accounting controls, and elicit any recommendations to correct any material weaknesses in such controls.

- With general counsel, appropriate financial management, and the independent accounts review programs being maintained by management with respect to compliance with laws and regulations relating to financial matters.

- Review Halsey's financial management function including the proposed audit plan for the coming year and the coordination of such plan with the external auditors and ascertain, through discussion with the independent accountants whether the scope and procedures of the plan are adequate to meet the objectives set forth in the Charter herewith presented.

- Review with independent accountants those major accounting policy changes that could impact Halsey Drug Company.

- The Audit Committee may investigate any matter within the scope of its duties or brought to its attention by the Board of Directors, with the power to retain outside counsel for this purpose, subject to prior approval of the Board. However, in no way is it intended that the Audit Committee shall alter the traditional roles and responsibilities of management and independent accountants with respect to internal administrative, business process and accounting controls and financial statement presentation.

MEETINGS

- The Committee will hold a minimum of four regular meetings per year, and additional meetings as the Chairman of the Audit Committee may deem necessary. In addition to the committee members, these meetings normally will be attended by representatives of the independent accountants, and by the Vice President and Chief Financial Officer. The principal financial officers as well as the Chairman, the CEO and the President, may attend, except for portions of the meetings where their presence would be inappropriate, as determined by the Chairman. Minutes will be kept of all meetings.

                                          /s/      WILLIAM A. SUMNER
                                          --------------------------------------
                                                    William A. Sumner
                                               Chairman, Audit Committee of
                                                  The Board of Directors

                                                                      APPENDIX B

                             HALSEY DRUG CO., INC.

                           1998 STOCK OPTION PLAN(1)

1. PURPOSES. The Plan described herein, as amended and restated, shall be known as the "Halsey Drug Co., Inc. 1998 Stock Option Plan" (the "Plan"). The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants of the Company or its Subsidiaries (as defined in Section 2 below) to whom Option's may be granted under this Plan, and to promote the success of the Company's business.

     Options granted hereunder may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or "Non-ISO's," at the discretion of the Board and as reflected in the terms of the written option agreement.

     The Plan is not intended as an agreement or promise of employment. Neither the Plan, nor any Option granted pursuant to the Plan, shall confer on any person any right to continue in the employ of the Company. The right of the Company to terminate an Employee is not limited by the Plan, nor by any Option granted pursuant to the Plan, unless such right is specifically described by the terms of any such Option.

2.  DEFINITIONS.  As used herein, the following definitions shall apply:

          (a) "Board" shall mean the Committee, if one has been appointed, or the Board of Directors of the Company, if no Committee is appointed.

          (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (c) "Committee" shall mean the Committee appointed under Section 4(a) hereof.

          (d) "Common Stock" shall mean the Common Stock, $.01 par value, of the Company.

          (e) "Company" shall mean Halsey Drug Co. Inc., a New York corporation.

          (f) "Continuous Service or Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Board.

          (g) "Director" shall mean any person serving on the Board of Directors.

          (h) "Employee" shall mean any person, including officers, employed by the Company or any Parent or Subsidiary of the Company. The payment of a Director's fee by the Company shall not be sufficient to constitute "employment" by the Company.

          (i) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (j) "Fair Market Value" shall mean (i) the closing price for a share of the Common Stock on the exchange or quotation system which reports or quotes the closing prices for a share of the Common Stock, as accurately reported for any date (or, if no shares of Common Stock are traded on such date, for the immediately preceding date on which shares of Common Stock were traded) in The Wall Street Journal (or if The Wall Street Journal no longer reports such price, in a newspaper or trade journal selected by the Committee) or (ii) if no such price quotation is available, the price which the Committee

---------------

     (1) Amended by the Board of Directors on April 15, 1999 to increase the number of shares available for grant under the Plan from 2,600,000 shares to 3,600,000 shares. Ratified by the Company's shareholders on August 19, 1999. Amended further by the Board of Directors on April 20, 2001 to increase the number of shares available for grant under the Plan from 3,600,000 shares to 8,100,000 shares. Plan amendment subject to ratification by the Company's shareholders.

     acting in good faith determines through any reasonable valuation method that a share of Common Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

          (k) "Incentive Stock Option" shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

          (l) "Non-ISO" shall mean an Option to purchase stock which is not intended by the Committee to satisfy the requirements of Section 422 of the Code.

          (m) "Option" shall mean a stock option granted pursuant to the Plan.

          (n) "Optioned Stock" shall mean the Common Stock subject to an Option.

          (o) "Optionee" shall mean an Employee, Director or Consultant who receives an Option.

          (p) "Parent" shall mean a "parent corporation," whether now or hereafter existing, as defined in Section 424(e) of the Code.

          (q) "Plan" shall mean this Halsey Drug Co. Inc. 1998 Stock Option Plan, as amended from time to time.

          (r) "Rule 16b-3" shall mean Rule 16b-3 of the General Rules and Regulations under the Exchange Act.

          (s) "Share" shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

          (t) "Subsidiary" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

          (u) "Ten Percent Shareholder" shall mean a person who owns (after taking into account the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or a Subsidiary.

3.  STOCK AUTHORIZED.

     Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of shares which may be Optioned and sold under the Plan is Eight Million One Hundred Thousand (8,100,000) shares of authorized, but unissued, or reacquired Common Stock.

     If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for further grant under the Plan.

4.  ADMINISTRATION.

     (a) Procedure. The Company's Board of Directors may appoint a Committee to administer the Plan which shall be constituted so as to permit the Plan to continue to comply with Rule 16b-3, as currently in effect or as hereafter modified or amended. The Committee appointed by the Board of Directors shall consist of not less than two members of the Board of Directors, to administer the Plan on behalf of the Board of Directors, subject to such terms and conditions as the Board of Directors may prescribe. Once appointed, the Committee shall continue to serve until otherwise directed by the Board of Directors. From time to time, the Board of Directors may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause), and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan; provided, however, that at no time shall a Committee of less than two members administer the Plan. Subject to the provisions of the Plan, the Committee shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding anything to the contrary contained herein, no member of the Committee shall serve as such under this Plan unless such person is a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3)(i) of the Exchange Act. A majority vote of the members of the Committee shall be required for all of its actions.

     A majority of the entire Committee shall constitute a quorum, and the action of the majority of the Committee members present at any meeting at which a quorum is present shall be the action of the Committee. All decisions, determinations, and interpretations of the Committee shall be final and conclusive on all persons affected thereby and shall, as to Incentive Stock Options, be consistent with Section 422 of the Code. The Committee shall have all of the powers and duties set forth herein, as well as such additional powers and duties as the Board of Directors may delegate to it; provided, however, that the Board of Directors expressly retains the right in its sole discretion (i) to elect and to replace the members of the Committee, and (ii) to terminate or amend this Plan in any manner consistent with applicable law.

     (b) Powers of the Committee. Subject to the provisions of the Plan, the Committee shall have the authority, in its discretion: (i) to grant Incentive Stock Options, in accordance with Section 422 of the Code, or to grant Non-ISO's; (ii) to determine the Fair Market Value of the Common Stock; (iii) to determine the exercise price per share of Options to be granted which exercise price shall be determined in accordance with Section 8 of the Plan; (iv) to determine the persons to whom (including, without limitation, members of the Committee) and the time or times at which, Options shall be granted and the number of Shares to be represented by each Option; (v) to interpret the Plan;
(vi) to prescribe, amend and rescind rules and regulations relating to the Plan;
(vii) to determine the terms and provisions of each Option granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option; (viii) to accelerate or defer (with the consent of the Optionee) the exercise date of any Option; (ix) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Board; and (x) to make all other determinations deemed necessary or advisable for the administration of the Plan.

     (c) Subject to the provisions of this Plan and compliance with Rule 16b-3 of the Exchange Act, the Committee may grant options under this Plan to members of the Company's Board of Directors, including members of the Committee, and in such regard may determine:

          (i) the time at which any such Option shall be granted;

          (ii) the number of Shares covered by any such Option;

          (iii) the time or times at which, or the period during which, any such Option may be exercised or whether it may be exercised in whole or in installments;

          (iv) the provisions of the agreement relating to any such Option; and

          (v) the Option Price of Shares subject to an Option granted such Board member.

     (d) Effect of the Committee's Decision. All decisions, determinations and interpretations of the Committee shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

5. ELIGIBILITY. Incentive Stock Options may be granted only to Employees. Non-ISO's may be granted to Employees as well as non-employee Directors and Consultants of the Company as determined by the Board or any Committee. Any person who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options.

     Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall (1) specify whether the Option is an Incentive Stock Option or a Non-ISO and (2) incorporate such other terms and conditions as the Committee acting in its absolute discretion deems consistent with the terms of this Plan, including, without limitation, a restriction on the number of shares of stock subject to the Option which first become exercisable during any calendar year.

     To the extent that the aggregate Fair Market Value of the stock of the Company subject to Incentive Stock Options granted (determined as of the date such an Incentive Stock Option is granted) which first become exercisable in any calendar year exceeds $100,000, such Options shall be treated as Non-ISO's. This $100,000 limitation shall be administered in accordance with the rules under Section 422(d) of the Code.

6. EFFECTIVE DATE AND TERM OF PLAN. The effective date of this Plan ("Effective Date") shall be the date it is adopted by the Board, provided the shareholders of the Company (acting at a duly called meeting of such shareholders or by the written consent of shareholders) approve this Plan within twelve (12) months after such Effective Date. The effectiveness of Options granted under this Plan prior to the date such shareholder approval is obtained shall be contingent on such shareholder approval.

     Subject to the provisions of Section 13 hereof, no Option shall be granted under this Plan on or after the earlier of

          (1) the tenth anniversary of the Effective Date of this Plan in which event the Plan otherwise thereafter shall continue in effect until all outstanding Options shall have been surrendered or exercised in full or no longer are exercisable, or

          (2) the date on which all of the Common Stock reserved for issuance under Section 3 of this Plan has (as a result of the exercise or expiration of Options granted under this Plan) been issued or no longer is available for use under this Plan, in which event the Plan also shall terminate on such date.

7. TERM OF OPTION. An Option shall expire on the date specified in such Option, which date shall not be later than the tenth anniversary of the date on which the Option was granted, except that, if any Employee, at any time an Incentive Stock Option is granted to him or her, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of Common Stock (or, under Section 424(d) of the Code is deemed to own stock representing more than ten percent (10%) of the total combined voting power of all such classes of Common Stock, by reason of the ownership of such classes of stock, directly or indirectly, by or for any brother, sister, spouse, ancestor or lineal descendant of such Employee, or by or for any corporation, partnership, state or trust of which such Employee is a shareholder, partner or beneficiary), the Incentive Stock Option granted him or her shall not be exercisable after the expiration of five years from the date of grant or such earlier expiration as provided in the particular Option agreement.

8.  EXERCISE PRICE AND CONSIDERATION.

     (a) The per Share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be subject to the following:

          (i)  In the case of an Incentive Stock Option

             (A) granted to an Employee who, immediately before the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

             (B) granted to any Employee, the per share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

          (ii) In the case of a Non-ISO, the per Share exercise price shall be determined by the Board on the date of grant.

          (iii) In the case of an Option granted on or after the effective date of registration of any class of equity security of the Company pursuant to
     Section 12 of the Exchange Act and prior to six months after the termination of such registration, the per Share exercise price shall be no less than one hundred percent (100%) of the fair market value per Share on the date of grant.

     (b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Board and may consist entirely of cash, check, promissory note, other Shares of Common Stock having a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or any combination of such methods of payment, or such other consideration and method of payment for the issuance of Shares to the extent permitted under New York law.

     If the optionee desires to pay for the optioned shares, in whole or in part, by conversion of Shares, Optionee shall be entitled upon exercise of the Option to receive that number of Shares equal to the quotient obtained by dividing [(A-B)(X)] by (A) where:

        (A) = the Fair Market Value of one Share of Common Stock on the date of conversion.

        (B) = the Option Price for one Share of Common Stock subject to an Option.

        (X) = the Number of Shares of Common Stock issuable upon exercise of the Option if exercised for cash;

provided, if the above calculation results in a negative number, then no Shares shall be issued or issuable upon conversion of the Option. Any payment made in Shares of the Company's Common Stock shall be treated as equal to the Fair Market Value of such Common Stock on the date the properly endorsed certificate for such Common Stock is delivered to the Committee (or its delegate).

9.  EXERCISE OF OPTION.

     (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Committee, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan.

     An Option may not be exercised for a fraction of a Share.

     An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Board, consist of any consideration and method of payment allowable under Section 8(b) of the Plan. Until the issuance, which in no event will be delayed more than thirty (30) days from the date of the exercise of the Option, (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in the Plan.

     Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

     (b) Termination of Status as an Employee, or Director or Consultant with Respect to Non-ISO's. Non-ISO's granted pursuant to the Plan may be exercised notwithstanding the termination of the Optionee's status as an employee, a non-employee Director or a Consultant, except as provided in the Plan or as provided by the terms of the Stock Option Agreement.

     (c) Termination of Service as an Employee with Respect to Incentive Stock Options. If the Continuous Service of any Employee terminates, he or she may, but only within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Committee) after the date he or she ceases to be an Employee of the Company, exercise his or her Option to the extent that he or she was entitled to exercise it as of the date of such termination. To the extent that he or she was not entitled to exercise the Option at the date of such termination, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

     (d) Disability of Optionee. Notwithstanding the provisions of Section 9(c) above, in the event an Employee is unable to continue his or her Continued Service with the Company as a result of his or her total and permanent disability (within the meaning of Section 22(e)(3) of the Code), he or she may, but only within three (3) months (or such other period of time not exceeding twelve (12) months as is determined by the Committee) from the date of disability, exercise his or her Option to the extent he or she was entitled to exercise it at the date of such disability. To the extent that he or she was not entitled to exercise the Option at the date of disability, or if he or she does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

     (e) Death of Optionee.  In the event of the death of an Optionee:

          (i) during the term of the Option who is at the time of his or her death an Employee of the Company and who shall have been in Continuous Status as an Employee, a Director or Consultant since the date of grant of the Option, the Option may be exercised, at any time within twelve (12) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that would have accrued had the Optionee continued living one (1) month after the date of death; or

          (ii) within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Committee) after the termination of Continuous Status as an Employee, a Director or Consultant, the Option may be exercised, at any time within three (3) months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

10.  TRANSFERABILITY OF OPTIONS.

     (a) Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the life time of the Optionee only by the Optionee.

     (b) The Committee may, in its discretion, authorize all or a portion of the Non-ISOs to be granted to an Optionee to be on terms which permit transfer by such Optionee to (i) the spouse, children or grandchildren of the Optionee (the "Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, (y) the Non-ISO Stock Option Agreement pursuant to which such options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this section, (z) subsequent transfers of transferred Options shall be prohibited except those made by will or by the laws of descent or distribution, and (zz) such transfer is approved in advance by the Committee. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of determining the rights of exercise under the Option, the term "Optionee" shall be deemed to refer to the transferee. The termination of service as an employee, non-employee director or consultant shall continue to be applied with respect to the original Optionee, following which the options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 9 of the Plan and in the Stock Option Agreement.

11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR MERGER. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Option, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend with respect to the Common Stock or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of shares of Common Stock subject to an Option.

     In the event of the proposed dissolution or liquidation of the Company, or in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Board and give each Optionee the right to exercise his Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable.

12. TIME FOR GRANTING OPTIONS. The date of grant of an Option shall, for all purposes, be the date on which the Board makes the determination granting such Option. Notice of the determination shall be given to each Employee, non-employee Director and Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

13. AMENDMENT AND TERMINATION OF THE PLAN. (a) The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable; provided that, the following revisions or amendments shall require approval of the holders of a majority of the outstanding shares of the Company entitled to vote:

          (i) any increase in the number of Shares subject to the Plan, other than in connection with an adjustment under Section 11 of the Plan;

          (ii) any change in the class of Employees which are eligible participants for Options under the Plan; or

          (iii) if shareholder approval of such amendment is required for continued compliance with Rule 16b-3.

     (b) Shareholder Approval. Any amendment requiring shareholder approval under Section 13(a) of the Plan shall be solicited as described in Section 17 of the Plan.

     (c) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

14. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

15. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

16. OPTION AGREEMENT. Options shall be evidenced by written Option agreements in such form as the Committee shall approve.

17. SHAREHOLDER APPROVAL. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve months before or after the date the Plan is adopted. If such shareholder approval is obtained at a duly held shareholders' meeting, it may be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company present or represented and entitled to vote thereon. The approval of such shareholders of the Company shall be (1) solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, or (2) solicited after the Company has furnished in writing to the holders entitled to vote substantially the same information concerning the Plan as that which would be required by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished.

18. MISCELLANEOUS PROVISIONS. An Optionee shall have no rights as a shareholder with respect to any Shares covered by his Option until the date of the issuance of a stock certificate to him for such shares.

19. OTHER PROVISIONS. The stock option agreement authorized under the Plan shall contain such other provisions, including, without limitation, restrictions upon the exercise of the Option, as the Committee shall deem advisable. Any such stock option agreement shall contain such limitations and restrictions upon the exercise of the Option as shall be necessary in order that such option will be an Incentive Stock Option as defined in Section 422 of the Code if an Incentive Stock Option is intended to be granted.

20. INDEMNIFICATION OF COMMITTEE. In addition to such other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Board member is liable for negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Board member shall in writing offer the Company the opportunity, at its own expense, to handle and defend the same.

21. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of Common Stock pursuant to Options will be used for general corporate purposes.

22. NO OBLIGATION TO EXERCISE OPTION. The granting of an Option shall impose no obligation upon the Optionee to exercise such Option.

23. OTHER COMPENSATION PLANS. The adoption of the Plan shall not affect any other stock option or incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of incentive or other compensation for employees and Directors of the Company or any Subsidiary.

24. SINGULAR, PLURAL; GENDER. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender.

25. HEADINGS, ETC., NO PART OF PLAN. Headings of Articles and Sections hereof are inserted for convenience and reference; they constitute no part of the Plan.

26. GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of New York, except to the extent preempted by Federal law. The Plan is intended to comply with Rule 16b-3. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan, unless the Board of Directors shall expressly resolve that the Plan is no longer intended to comply with Rule 16b-3.

Dated: April 16, 1998

                             HALSEY DRUG CO., INC.

                                     PROXY

The undersigned hereby appoints Michael K. Reicher and Gerald F. Price, and each of them, with full power of substitution as proxies for the undersigned, to attend the annual meeting of shareholders of Halsey Drug Co., Inc. to be held at the Newark Airport Marriott Hotel, Newark International Airport, Newark, New Jersey 07114 on Thursday, June 14, 2001 at 10:00 a.m., Eastern Time, or any adjournment thereof, and to vote the number of shares of Common Stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

1. [ ] FOR, or

  [ ] WITHHOLD AUTHORITY to vote for the following nominees for election as directors:

  Michael K. Reicher; Gerald F. Price; Peter A. Clemens; Bruce F. Wesson; Srini Conjeevaram; Alan J. Smith; William A. Sumner; William Skelly; Zubeen Shroff; and Joel D. Liffmann

  (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the line provided below.)

--------------------------------------------------------------------------------

2. Ratification of the amendment to the Company's 1998 Stock Option Plan;

           [ ] FOR, or            [ ] AGAINST, or            [ ] ABSTAIN

3. Ratification of Grant Thornton LLP as the Company's independent accountants for the current fiscal year;

           [ ] FOR, or            [ ] AGAINST, or            [ ] ABSTAIN

4. In their discretion, on such other business as may properly come before the meeting or any adjournment thereof.

                                                (Continued from Other Side)

                                                The proxies will vote as
                                                specified above, or if a choice
                                                is not specified, they will vote
                                                for the nominees listed in Item
                                                1 as well as for the proposals
                                                listed in Items 2 and 3.

                                                This proxy is solicited by the
                                                board of directors of the
                                                company.

                                                Receipt of Notice of Annual
                                                Meeting of Shareholders and
                                                Proxy Statement dated May 7,
                                                2001 is hereby acknowledged:

                                                Dated                     , 2001
                                                   -----------------------------

                                                --------------------------------

                                                --------------------------------

                                                --------------------------------
                                                          SIGNATURE(S)

                                                (PLEASE SIGN EXACTLY AS YOUR
                                                NAME OR NAMES APPEAR HEREON,
                                                INDICATING, WHERE PROPER,
                                                OFFICIAL POSITION OR
                                                REPRESENTATIVE CAPACITY.)